Exhibit 4.2

Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Expressed in US dollars)

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Scorpio Gold Corporation

Opinion

We have audited the accompanying consolidated financial statements of Scorpio Gold Corporation (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2025 and 2024 and the consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2025 and 2024, and its financial performance and its cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 of the consolidated financial statements, which indicates that the Company will require additional financing to complete its strategic objectives to continue as a going concern. As at December 31, 2025, the Company had working capital of $8,206,299 which management estimates will not provide the Company with sufficient financial resources to carry out currently planned operations in the next twelve months. As stated in Note 1, these events and conditions indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the Material Uncertainty Related to Going Concern section, we have determined the matter described below to be the key audit matter to be communicated in our auditor’s report.

DAVIDSON & COMPANY LLP	1200 - 609 Granville Street PO BOX 10372, Pacific Centre Vancouver, BC V7Y 1G6	604 687 0947 davidson-co.com

Assessment of Impairment Indicators of Property, Plant and Equipment (PP&E Assets) and Mineral Properties (E&E Assets) Cash Generating Unit (CGU)

As described in Note 8 & 9 to the consolidated financial statements, the carrying amount of the Company’s PP&E Assets was $1,148,495 and E&E Assets was $9,107,359 as of December 31, 2025. As more fully described in Notes 3 and 4 to the consolidated financial statements, management assesses PP&E Assets and E&E Assets for indicators of impairment at each reporting period.

The principal considerations for our determination that the assessment of impairment indicators of the CGU is a key audit matter are that there was judgment made by management when assessing whether there were indicators of impairment for the PP&E Assets and E&E Assets, specifically relating to the assets’ carrying amount which is impacted by the Company’s intent and ability to continue to explore and evaluate these assets. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate audit evidence relating to the judgments made by management in their assessment of indicators of impairment that could give rise to the requirement to prepare an estimate of the recoverable amount of the CGU.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. Our audit procedures included, among others:

●	Evaluating management’s assessment of impairment indicators.

●	Evaluating the intent for the PP&E Assets and E&E Assets through discussion and communication with management.

●	Reviewing the Company’s recent expenditure activity.

●	Assessing compliance with agreements and expenditure requirements including reviewing option agreements and vouching cash payments and share issuances.

●	Assessing the Company’s right to explore it E&E Assets.

●	Obtaining, on a test basis, confirmation of title to ensure mineral rights underlying the E&E Assets are in good standing.

Other Information

Management is responsible for the other information. The other information obtained at the date of this auditor’s report includes Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process. Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current year and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Stephen Hawkshaw.

Chartered Professional Accountants	Vancouver, Canada

April 23, 2026

Table of Contents

Consolidated Statements of Financial Position	6
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)	7
Consolidated Statements of Changes in Shareholders’ Equity	8
Consolidated Statements of Cash Flows	9
Notes to the Consolidated Financial Statements	10
1. NATURE OF OPERATIONS AND GOING CONCERN	10
2. BASIS OF PREPARATION	10
3. SIGNIFICANT MANAGEMENT JUDGMENTS AND ESTIMATES	11
4. MATERIAL ACCOUNTING POLICY INFORMATION	14
5. ACQUISITION OF ALTUS	21
6. SALE OF MINERAL RIDGE GOLD, LLC	22
7. RECLAMATION DEPOSITS	23
8. PROPERTY, PLANT AND EQUIPMENT	24
9. MINERAL PROPERTIES	25
10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	26
11. LOANS PAYABLE	27
12. CONVERTIBLE NOTES	28
13. PROVISION FOR ENVIRONMENTAL REHABILITATION	29
14. SHARE CAPITAL	29
15. CARE AND MAINTENANCE	36
16. GENERAL AND ADMINISTRATIVE EXPENSES	36
17. FINANCE COSTS	37
18. RELATED PARTY TRANSACTIONS AND BALANCES	37
19. SUPPLEMENTAL CASH FLOW INFORMATION	37
20. SEGMENTED INFORMATION	38
21. CAPITAL MANAGEMENT	38
22. FINANCIAL INSTRUMENTS	39
23. INCOME TAXES	42
24. EVENTS SUBSEQUENT TO THE REPORTING PERIOD	42

Scorpio Gold Corporation

Consolidated Statements of Financial Position

(Expressed in United States Dollars)

	As at	December 31,	December 31,
		2025	2024
	Note(s)	$	$
ASSETS
Current assets
Cash and equivalents		8,337,777	—
Receivables		139,811	11,103
Other receivable	6	1,680,485	—
Prepaid expenses		253,116	311,075
		10,411,189	322,178

Non-current assets
Reclamation deposits	7	1,134,836	9,839,371
Long-term receivable		58,337	—
Investments		764	764
Exploration advance		330,014	—
Property, plant and equipment	8	1,148,495	4,433,580
Mineral properties	9	9,107,359	2,532,184
		11,779,805	16,805,899

TOTAL ASSETS		22,190,994	17,128,077

LIABILITIES
Current liabilities
Bank overdraft		—	5,042
Accounts payable and accrued liabilities	10	1,697,289	1,603,149
Loans payable	11	507,601	1,014,918
		2,204,890	2,623,109

Non-current liabilities
Provision for environmental rehabilitation	13	669,689	14,155,881
		669,689	14,155,881

TOTAL LIABILITIES		2,874,579	16,778,990

SHAREHOLDERS’ EQUITY
Share capital	14	87,127,627	72,069,324
Foreign currency translation reserve		359,038	287,262
Restricted share units	14	328,803	10,085
Reserves	14	8,773,897	7,866,118
Warrants	14	585,045	1,080,208
Accumulated deficit		(77,857,995)	(80,963,910)
TOTAL SHAREHOLDERS’ EQUITY		19,316,415	349,087
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		22,190,994	17,128,077

Nature of operations and going concern	1
Events subsequent to the reporting period	24

These consolidated financial statements were approved for issue by the Board of Directors and signed on its behalf by:

/s/ Zayn Kalyan Director	/s/ Michael Townsend Director

See accompanying notes to these consolidated financial statements.

Scorpio Gold Corporation

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(Expressed in United States Dollars)

		For the years ended
		December 31,	December 31,
		2025	2024
	Note(s)	$	$
Expenses (Income)
Care and maintenance	15	1,372,005	2,106,715
Depreciation	8	254,362	25,300
Finance income	6, 7	(376,404)	(445,863)
Finance costs	17	402,875	644,362
Foreign exchange loss (gain)		(1,714)	34,006
Share-based payments	14, 18	1,313,385	514,309
Gain on settlement of debts	11, 12	(14,404)	(1,395,297)
General and administrative expenses	16	3,182,799	1,710,259
Gain on disposal of property, plant and equipment	8	(79,950)	—
Gain on disposal of subsidiary	6	(9,158,869)	—
Impairment of property, plant and equipment	8	—	222,871
Impairment of receivables		—	33,677
Write-off of mineral properties	9	—	11,801,178
Income (loss) for the year		3,105,915	(15,251,517)
Exchange difference on translating foreign operations		71,776	481,466
Comprehensive income (loss) for the year		3,177,691	(14,770,051)

Basic income (loss) per common share for the year		0.01	(0.17)
Basic weighted average number of common shares outstanding		212,083,150	92,085,868
Diluted Income (loss) per common share for the year		0.01	(0.17)
Diluted weighted average number of common shares outstanding		223,339,041	92,085,868

See accompanying notes to these consolidated financial statements.

Scorpio Gold Corporation

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in United States Dollars)

	Share capital		Equity portion of convertible notes	Restricted share units	Warrants	Reserves	Foreign currency translation reserve	Accumulated deficit	TOTAL
	#	$	$	$	$	$	$	$	$
Balance as of December 31, 2023	26,637,406	61,242,411	72,630	—	—	7,361,894	(194,204)	(65,712,393)	2,770,338
Transfer warrant liability to warrant reserve	—	—	—	—	269,310	—	—	—	269,310
Shares issued for cash - private placement	57,658,666	5,939,053	—	—	—	—	—	—	5,939,053
Share issue costs	—	(134,712)	—	—	49,632	—	—	—	(85,080)
Shares issued on Altus Gold amalgamation	22,839,611	2,536,684	—	—	—	—	—	—	2,536,684
Warrants issued on Altus Gold amalgamation	—	—	—	—	811,168	—	—	—	811,168
Shares issued on exercise of warrants	615,000	93,660	—	—	(49,902)	—	—	—	43,758
Option agreement share issuance	4,000,000	701,213	—	—	—	—	—	—	701,213
Shares issued for short-term loan	132,150	16,396	—	—	—	—	—	—	16,396
Shares issued for settlement of convertible notes	18,950,411	1,674,619	(72,630)	—	—	—	—	—	1,601,989
Share-based payments	—	—	—	10,085	—	504,224	—	—	514,309
Loss and comprehensive loss	—	—	—	—	—	—	481,466	(15,251,517)	(14,770,051)
Balance as of December 31, 2024	130,833,244	72,069,324	—	10,085	1,080,208	7,866,118	287,262	(80,963,910)	349,087
Shares issued for cash - private placement	120,375,000	10,769,214	—	—	—	—	—	—	10,769,214
Share issue costs	—	(182,462)	—	—	—	—	—	—	(182,462)
Fair value of finders’ warrants	—	(65,750)	—	—	65,750	—	—	—	—
Shares issued on exercise of warrants	27,182,726	4,316,295	—	—	(560,913)	—	—	—	3,755,382
Shares issued on restricted share units	900,000	86,888	—	(86,888)	—	—	—	—	—
Shares issued for debt settlement	2,149,174	134,118	—	—	—	—	—	—	134,118
Share-based payments	—	—	—	405,606	—	907,779	—	—	1,313,385
Income and comprehensive income	—	—	—	—	—	—	71,776	3,105,915	3,177,691
Balance as of December 31, 2025	281,440,144	87,127,627	—	328,803	585,045	8,773,897	359,038	(77,857,995)	19,316,415

See accompanying notes to these consolidated financial statements.

Scorpio Gold Corporation

Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

		For the years ended
		December 31,	December 31,
		2025	2024
		$	$
Cash flow from (used in)
OPERATING ACTIVITIES
Income (loss) for the year		3,105,915	(15,251,517)
Accretion of interest on convertible notes		—	387,714
Depreciation		254,362	25,300
Unwinding of discount of provision for environmental rehabilitation		402,875	242,495
Finance income		(349,462)	(445,863)
Impairment of property, plant and equipment		—	222,871
Impairment of receivables		—	33,677
Write-off of mineral properties		—	11,801,178
Gain on disposal of property, plant and equipment		(79,950)	—
Gain on disposal of subsidiary		(9,158,869)	—
Gain on settlement of debts		(14,404)	(1,395,297)
Share-based payments		1,313,385	514,309
Net changes in non-cash working capital items:
Receivables		(125,802)	4,993
Prepaid expenses		(106,839)	11,254
Long-term receivable		(57,261)	—
Accounts payable and accrued liabilities		(473,591)	(507,085)
Cash flow used in operating activities		(5,289,641)	(4,355,971)

INVESTING ACTIVITIES
Mineral properties		(5,571,182)	(1,090,518)
Proceeds from disposal of property, plant and equipment		79,950	—
Purchase of property, plant and equipment		(254,957)	—
Exploration advance		(341,350)	—
Proceeds from disposal of subsidiary		5,756,071	—
Purchase of reclamation bond		—	(1,212,959)
Bank overdraft taken over on acquisition of Altus		—	(28)
Cash flow used in investing activities		(331,470)	(2,303,505)

FINANCING ACTIVITIES
Proceeds on issuance of private placement, net of cash share issue costs		10,586,752	5,853,973
Proceeds on warrant exercise		3,755,382	43,758
Proceeds on loan payable, net of transaction costs		—	992,790
Repayment of loans		(547,917)	(519,101)
Cash flow provided by financing activities		13,794,217	6,371,420

Increase (decrease) in Cash and equivalents		8,173,106	(288,056)
Foreign exchange translation		169,713	(11,832)
Cash and equivalents, beginning of year		(5,042)	294,846
Cash and equivalents, end of year		8,337,777	(5,042)
Cash and cash equivalents are comprised of:
Cash		6,837,777	—
Cash Equivalents		1,500,000	—
Supplemental cash flow information	19

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

1.	Nature of operations and going concern

Scorpio Gold Corporation (the “Company” or “Scorpio”) is a publicly traded company incorporated under the laws of the Province of British Columbia. The Company’s shares are listed on the TSX Venture Exchange (“TSX-V”) and trade under the symbol SGN. The corporate office of the Company is located at Suite 750 – 1095 West Pender Street Vancouver, British Columbia V6E 2M6. The Company and its subsidiaries conduct mineral exploitation activities in the United States of America (“USA”).

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business in the foreseeable future. As at December 31, 2025, the Company had a working capital of $8,206,299 (December 31, 2024 – deficiency of $2,300,931). Management estimates that these funds will not provide the Company with sufficient financial resources to carry out currently planned operations through the next twelve months. Additional financing will be required by the Company to complete its strategic objectives and continue as a going concern. While the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company. These material uncertainties may cast significant doubt upon the Company’s ability to continue as a going concern.

These consolidated financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate.

The consolidated financial statements of Scorpio for the year ended December 31, 2025 were approved by the Board of Directors on April 23, 2026.

2. basis of preparation

These consolidated financial statements of the Company have been prepared in accordance with IFRS Accounting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

The policies set out below were consistently applied to all periods presented unless otherwise noted below.

These consolidated financial statements have been prepared on a historical cost basis except for financial instruments carried at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

Basis of preparation

These consolidated financial statements, including comparatives, have been prepared on the basis of IFRS standards that are published at the time of preparation and that are effective on December 31, 2025.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

2.	BASIS OF PREPARATION (continued)

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its Canadian subsidiary, Scorpio Gold BC Holding Corp. (formerly “Altus Gold Corp.” “Altus”), and its USA based wholly-owned subsidiaries, Scorpio Gold (US) Corporation (“Scorpio US”), Mineral Ridge Gold LLC (“MRG”) and Goldwedge LLC (“Goldwedge”).

Control exists when the Company has the power over its investees, is exposed or has rights to variable returns from its involvement with the investee; and has the ability to use its power to affect its returns. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Profit and loss and each component of other comprehensive income are attributed to the shareholders of the Company and to the non-controlling interest.

The Company ceased to consolidate the financial information of MRG as of August 25, 2025 when the Company disposed the subsidiary and the financial information of Altus Gold Mining Corp. on April 15, 2025 when the Company dissolved the inactive subsidiary.

All intercompany accounts, revenues and expenses transactions have been eliminated. All subsidiaries have a reporting date of December 31.

Foreign currency translation

Functional and presentation currency

The consolidated financial statements are presented in United States dollar (“$”). The functional currency of the parent company, Scorpio and its Canadian subsidiary, Altus, are measured using the currency of the primary economic environment in which Scorpio and Altus operate (“the functional currency”), which is the Canadian dollar (“C$”). These consolidated financial statements have been translated to the US$ in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates. This standard requires that assets and liabilities be translated using the exchange rate at period end, and income, expenses and cash flow items are translated using the rate that approximates the exchange rates at the dates of the transactions (i.e. the average rate for the period). All resulting exchange differences are recognized directly in other comprehensive income (loss).

Transactions and balances

In preparing the financial statements of the individual entities, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing at the dates of the transactions. At each statement of financial position date, monetary assets and liabilities are translated using the period end foreign exchange rate. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. Non-monetary assets and liabilities that are stated at fair value are translated using the historical rate on the date that the fair value was determined. All gains and losses on translation of these foreign currency transactions are included in profit or loss.

3. SIGNIFICANT MANAGEMENT JUDGMENTS AND ESTIMATES

The preparation of consolidated financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates.

Information about critical judgments and estimates in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

3. SIGNIFICANT MANAGEMENT JUDGMENTS AND ESTIMATES (continued)

●	Critical judgments

Capitalization of exploration and evaluation costs and determination of economic viability of a project

Management has determined that exploration, development and evaluation costs incurred which were capitalized have future economic benefits. Management uses several criteria in its assessment of economic recoverability and probability of future economic benefit including geological and metallurgical information, accessible facilities, existing permits and life of mine plans.

Determination of functional currency

The functional currency of the Company and its US subsidiaries is the currency of the primary economic environment in which the entity operates. The Company has determined that its functional currency and that of its US subsidiaries is the US dollar, and the functional currency of the parent company and its Canadian subsidiary, Altus, is the Canadian dollar. Determination of functional currency may involve certain judgments to determine the primary economic environment in which the entity operates and the Company reconsiders functional currency if there is a change in events and conditions which determined the primary economic environment.

The Company made the judgment that the parent company’s functional currency changed from US dollars to Canadian dollars on January 1, 2024 due to the change of the parent company’s primary economic environment including, but not limited to its equity and debt financing conditions and increased operation costs as a public company. This change has been accounted for prospectively. The resulting translated amounts for non-monetary items measured at historical costs are not adjusted retrospectively.

●	Estimates

Asset carrying values and impairment

The Company performs impairment testing when impairment indicators are present. In the determination of carrying values and impairment charges, management considers the recoverable amount which is the greater of fair value less costs of disposal and value in use in the case of mining assets. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

Mineral reserve estimates

The figures for mineral reserves and mineral resources are determined in accordance with National Instrument 43-101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial position and results of operations.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

3. SIGNIFICANT MANAGEMENT JUDGMENTS AND ESTIMATES (continued)

Recognition of deferred taxes

In assessing the probability of realizing income tax assets, management makes estimates related to expectations of future taxable income, applicable tax opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified.

Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Forecasted cash flows from operations are based on life of mine projections internally developed and reviewed by management. Weight is attached to tax planning opportunities that are within the Company’s control, and are feasible and implementable without significant obstacles. The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on individual facts and circumstances of the relevant tax position evaluated in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates may occur that materially affect the amounts of income tax assets recognized. At the end of each reporting period, the Company reassesses unrecognized deferred income tax assets.

Share-based payments

Estimating the fair value of share-based payments requires determining the most appropriate valuation model, which is dependent on the terms and conditions at the grant of the share-based incentives. This estimate also requires determining the most appropriate inputs to the valuation model including the expected rate of forfeitures, expected life, price volatility, interest rate and dividend yield. Changes in the input assumptions can significantly affect the fair value estimate of the Company’s earnings and reserves.

Estimation of environmental rehabilitation and the timing of expenditure and related accretion

The Company’s provision for environmental rehabilitation represents management’s best estimate of the present value of the future cash outflows required to settle estimated reclamation and closure costs at the end of mine’s life. The provision reflects estimates of future costs, inflation and assumptions of risks associated with the future cash outflows, and the applicable interest rates for discounting the future cash outflows. Changes in the above factors can result in a change to the provision recognized by the Company.

Changes to the provision for environmental rehabilitation are recorded with a corresponding change to the carrying amounts of related mining properties. Adjustments to the carrying amounts of related mining properties can result in a change to future depletion expense.

Estimation of present value of other receivable

The Company estimates a market interest rate in determining the present value of its other receivable to be received in one year (note 6). The determination of market interest rate is subjective and could significantly affect the fair value estimate.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

4. MATERIAL ACCOUNTING POLICY INFORMATION

Cash and equivalents

Cash and equivalents includes cash held at major financial institutions and highly liquid investment certificates that are readily available to the Company on demand or with maturity dates of three months or less.

Mineral properties

All costs relating to the acquisition, exploration and development are deferred and capitalized by property up to the point of commercial production. Costs relating to areas of interest abandoned are written off when such a decision is made.

The Company reviews the carrying values of its non-producing mining assets whenever events or changes in circumstances indicate that their carrying values may exceed their estimated recoverable amounts. The recoverability of amounts shown is dependent upon the discovery of economically recoverable mineral reserves, the ability of the Company to finance the development of the properties, and on the future profitable production or proceeds from the disposal thereof. An impairment loss is recognized when the carrying value of those assets exceeds its estimated net recoverable amount, which is the higher of fair value less costs of disposal and value in use.

Property, plant and equipment

Property, plant and equipment are initially recognized at cost. As well as the purchase price, cost includes directly attributable costs and the estimated present value of any future costs of dismantling and removing items. The corresponding liability is recognized within provisions. All items of equipment and vehicles are subsequently carried at depreciated cost less impairment losses, if any.

Depreciation is provided on all items of property, plant and equipment to write off the carrying value of items over their expected useful economic lives. Depreciation is provided on a straight-line basis over the estimated useful lives of the property, plant and equipment at the following annual rates:

●	Mobile equipment and vehicles	5-7 years straight-line

●	Furniture and office equipment	3-4 years straight-line

Material residual value estimates and estimates of useful life are updated as required, but at least annually.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset as appropriate, only when it’s probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replacement part is derecognized. All other repairs and maintenance are charged to profit or loss during the financial year in which they are incurred.

No depreciation was charged to the mining interest.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

4. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Impairment of non-financial assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s cash-generating unit’s (“CGU”) fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the asset is tested as part of a larger CGU. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

For mineral properties, indicators of impairment include, but are not limited to, expiration of a right to explore, no budgeted or planned material expenditure in an area, or a decision to discontinue exploration in a specific area.

Impairment losses of continuing operations are recognized in net loss in those expense categories consistent with the function of the impaired asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years.

Provision for environmental rehabilitation

The Company recognizes contractual, statutory, legal and constructive obligations associated with retirement of mining properties when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for provision for environmental rehabilitation is recognized at its fair value in the period in which it is incurred which is the best estimate of the consideration required to settle the present obligation at the end of the reporting period. Upon initial recognition of the liability, the corresponding environmental rehabilitation cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the provision for environmental rehabilitation, the carrying amount of the liability is increased for the passage of time and adjusted for changes in regulatory requirements and assumptions regarding the amount or timing of the underlying cash flows to settle the obligation and changes to the discount rate.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

4. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Share-based payments

•	Share-based payment transactions

Employees (including directors and senior executives) of the Company, and individuals providing similar services to those performed by direct employees, receive a portion of their remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (“equity-settled transactions”). The costs of equity-settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the share-based payment. Otherwise, share-based payments issued to non-employees are measured at the fair value of goods or services received.

•	Equity-settled transactions

The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the year in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a year represents the movement in cumulative expense recognized as at the beginning and end of that year and the corresponding amount is represented in stock option reserve. No expense is recognized for awards that do not ultimately vest. For those awards that expire after vesting, the recorded value is transferred to other reserve.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

The dilutive effect of outstanding options is reflected as additional dilution in the computation of earnings per share unless it is considered to be anti-dilutive.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

4. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Loss per share

Basic loss per share is computed by dividing the net loss attributable to shareholders of the Company by the weighted average number of common shares outstanding for the year. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options, in the weighted average number of common shares outstanding during the year, if dilutive. The number of additional shares is calculated using the assumed proceeds upon the exercise of stock options that are used to purchase common shares at the average market price during the reporting periods if dilutive.

Financial instruments

•	Financial assets

Classification and measurement

The Company classifies its financial assets in the following categories: at fair value through profit or loss (“FVTPL”), at fair value through other comprehensive income (“FVTOCI”) or at amortized cost. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

The classification of debt instruments is driven by the business model for managing the financial assets and their contractual cash flow characteristics. Debt instruments are measured at amortized cost if the business model is to hold the instrument for collection of contractual cash flows and those cash flows are solely principal and interest. If the business model is not to hold the debt instrument, it is classified as FVTPL. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL, for other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument by-instrument basis) to designate them as at FVTOCI.

Financial assets at FVTOCI – Investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment.

Financial assets at amortized cost – Financial assets at amortized cost are initially recognized at fair value and subsequently carried at amortized cost less any impairment. They are classified as current assets or non-current assets based on their maturity date.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

4. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Financial instruments (continued)

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Derecognition of financial assets

Financial assets are derecognized when they mature or are sold, and substantially all the risks and rewards of ownership have been transferred. Gains and losses on derecognition of financial assets classified as FVTPL or amortized cost are recognized in profit or loss. Gains or losses on financial assets classified as FVTOCI remain within accumulated other comprehensive income.

•	Financial liabilities

Classification and measurement

The Company classifies its financial liabilities into one of two categories as follows:

Fair value through profit or loss (FVTPL) – This category comprises derivatives and financial liabilities incurred principally for the purpose of selling or repurchasing in the near term. They are carried at fair value with changes in fair value recognized in profit or loss.

Other financial liabilities – This category consists of liabilities carried at amortized cost using the effective interest method.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the profit or loss.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

4. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Convertible notes

A convertible note is considered to be a compound financial instrument which requires assessment to determine if it contains a liability and an equity component related to the conversion feature. When the conversion feature is for a variable number of shares, there is no equity component but rather there is a potential embedded derivative.

An embedded derivative is a component of a hybrid contract that also includes a non-derivative host with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. An embedded derivative causes some or all of the cash flows that otherwise would be required by the contract to be modified according to a specified interest rate, financial instrument price, commodity price, foreign exchange rate, or other variable.

The host instrument is accounted for as a compound instrument with a debt component and a separate embedded derivative component classified as a liability. The initial carrying amount of the host instrument is the residual amount after separating the embedded derivative which is measured at fair value.

The debt component is subsequently accounted for at amortized cost using the effective interest rate method. The embedded derivative is subsequently measured at fair value at each reporting date, with gains and losses in fair value recognized in profit or loss.

Transaction costs that relate to the issue of the debt are allocated to the liability and embedded derivative components in proportion to the allocation of the gross proceeds. Transaction costs relating to the embedded derivative liability component are expensed directly in profit and loss and transaction costs relating to the financial liability component are included in the carrying amount of the liability component and are amortized over the expected lives of the convertible instrument using the effective interest method.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

4. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Taxation

Income tax on the profit or loss for the years presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes; the initial recognition of assets or liabilities that affect neither accounting or taxable profit; and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

New accounting standards

The following standard is effective for future periods:

On April 9, 2024, the IASB issued a new standard – IFRS 18, “Presentation and Disclosure in Financial Statements” with a focus on updates to the statement of profit or loss. The key new concepts introduced in IFRS 18 relate to:

●          the structure of the statement of profit or loss;

●          required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements (that is, management-defined performance measures); and

●          enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes in general.

IFRS 18 will replace IAS 1; many of the other existing principles in IAS 1 are retained, with limited changes. IFRS 18 will apply for reporting periods beginning on or after 1 January 2027. Retrospective application is required and early application is permitted.

Management is currently assessing the effect of this new standard on the consolidated financial statements.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

5. Acquisition of altus

On February 23, 2024, the Company completed the acquisition of all the issued and outstanding shares of Altus Gold Corp. (“Altus”) by way of a three-cornered amalgamation (the “Transaction”) in which the Company’s wholly-owned subsidiary, 1455812 B.C. Ltd. (“Subco”) amalgamated with Altus to form the entity Scorpio Gold BC Holding Corp. (“Amalco”), a wholly-owned subsidiary of the Company, and the Company issued to the former shareholders of Altus an aggregate of 22,839,611 common shares of the Company in exchange for their common shares of Altus. In addition, 10,523,605 warrants with an exercise price ranging from CA$0.10 to $0.25 issued by Altus (the “Altus Warrants”) prior to the Transaction were exchanged for the Company’s warrants on a 1:1 basis.

As a result of the Transaction, Amalco now holds an option to acquire a 90% interest in the mineral exploration project in Esmeralda County, Nevada referred to as the Northstar property, adjacent to the Company’s Mineral Ridge Project (Note 9).

The bridge loan advanced by Altus to the Company was forgiven by Altus in connection with the Transaction, with no obligation or liability for the Company to convert the bridge loan into common shares of the Company (Note 11). In connection with closing of the Transaction, the Company issued an aggregate of 36,800,000 units in a private placement for aggregate gross proceeds of C$5,520,000 (Note 14).

The Transaction has been accounted for by the Company as a purchase of assets and assumption of liabilities. The Transaction did not qualify as a business combination under IFRS 3 - Business Combinations, as the significant inputs, processes and outputs, that together constitute a business, did not exist in Altus at the time of the Transaction.

The following table summarizes the preliminary purchase price allocation:

$
Purchase price:
22,839,611 Scorpio Gold common shares issued (Note 14)	2,536,684
10,523,605 Scorpio warrants issued (Note 14)	811,168
Loan forgiven by Altus (Note 11)	(713,165)
Total consideration	2,634,687

Purchase price allocation:
Bank overdraft	(28)
Receivables	18,792
Mineral properties (Note 9)	2,976,548
Accounts payable and accrued liabilities	(360,625)
Total net assets acquired	2,634,687

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

6. SALE OF MINERAL RIDGE GOLD, LLC

On July 16, 2025, the Company, through its wholly-owned subsidiary, Scorpio US, entered into a definitive agreement (the “Agreement”) with an arm’s length third party (the “Purchaser”), for the sale of MRG, a wholly-owned subsidiary of Scorpio US (the “Transaction”).

Under the terms of the Agreement, the Purchaser will acquire all membership interests in MRG, along with the related unpatented mining claims comprising MRG’s Mineral Ridge project located in Esmeralda County, Nevada (the “Project”), for an aggregate cash purchase price of $7,500,000. $700,000 of the purchase price will be advanced by the Purchaser as a non-refundable deposit to the Company by August 7, 2025 (Received). $4,300,000 is due upon closing, which is expected to occur no later than August 25, 2025 (Received). On completion of the Transaction, $1,500,000 of the purchase price will be retained in escrow as an indemnification holdback, with such funds being released to the Company on the 3-month (as to 50%, $750,000 received) and 9-month (as to 50%) anniversaries of the closing date, as well as an additional $1,000,000 to be paid on the 12-month anniversary of the closing date, by the Purchaser to the Company. The Purchaser will also replace or assume the reclamation bond obligations of the Company and Scorpio US related to the Project. Certain assets associated with the Project will be retained by the Company and transferred to its subsidiary, Scorpio US, in advance of closing.

On August 25, 2025, the Transaction closed. As at August 25, 2025, the Company measured the present value of the $2,500,000 of proceeds to be received in future dates as at $2,376,488, using a discount rate of 7.30% as determined from its incremental borrowing rate. During the period from August 25, 2025 to the year ended December 31, 2025, the Company received $750,000 of receivables and recorded $53,997 of accretion of interest income. As of December 31, 2025, the balance of other receivable is $1,680,485.

The sales of MRG resulted in a gain of $9,158,869. Details of the disposal are as follows:

$
Carrying amounts of net liabilities over which control was lost:
Assets
Prepaids	180,914
Reclamation deposits (Note 7)	9,000,000
Property, plant and equipment (Note 8)	3,285,680
Total assets	12,466,594

Liabilities
Accounts payable and accrued liabilities	(131,678)
Provision for environmental rehabilitation (Note 13)	(14,111,226)
Total liabilities	(14,242,904)
Net liabilities disposed	(1,776,310)

Consideration
Cash received	5,000,000
Other receivable	2,376,488
Transaction costs	(36,074)
Adjustments	42,145
Total consideration	7,382,559

Gain on disposal of MRG	9,158,869

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

7. Reclamation deposits

$
Balance as of December 31, 2023	8,180,549
Additions	1,212,959
Finance income	445,863
Balance as of December 31, 2024	9,839,371
Finance income	295,465
Release on sale of Mineral Ridge (Note 6)	(9,000,000)
Balance as of December 31, 2025	1,134,836

During the year ended December 31, 2024, the Nevada Division of Environmental Protection (“NDEP”) reviewed and revised their estimate of reclamation costs at MRG which is used to determine the required surety in place. This revised estimate required the Company to increase the surety by $2,885,806. As a result, the Company added $1,212,959 to the cash collateral with Sompo, the Company’s surety partner, to meet NDEP’s requirement (the remainder is covered by a bond with Sompo). As of December 31, 2024, the Company had total reclamation bonds of $17,575,323 and entered into an agreement with a surety under which the cash collateral was $9,839,371, consisting of $9,569,508 for Mineral Ridge and $269,863 for Goldwedge.

On August 25, 2025, the Company disposed of MRG (Note 6). Pursuant to the agreement, the Company paid $9,000,000 in October 2025 to the purchaser who took over the reclamation bond requirement of MRG.

During the year ended December 31, 2025, the Nevada Division of Environmental Protection (“NDEP”) reviewed and revised their estimate of reclamation costs at Goldwedge which is used to determine the required surety in place. This revised estimate required the Company to increase the surety to $969,350. As of December 31, 2025, the Company had a surety bond balance of $1,134,836 for Goldwedge, which is sufficient to cover the request.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

8. Property, plant and equipment

The Company’s property, plant and equipment is broken down as follows:

	Buildings	Equipment	Vehicles	Computer	Total
	$	$	$	$	$
COST
As of December 31, 2023 and 2024	3,078,725	18,902,656	277,802	821,743	23,080,926
Addition	—	96,447	158,510	—	254,957
Recovery	—	79,750	—	—	79,750
Disposal	—	(79,750)	—	—	(79,750)
Sale of Mineral Ridge (Note 6)	(2,591,443)	(17,519,650)	(226,202)	(780,982)	(21,118,277)
As of December 31, 2025	487,282	1,479,453	210,110	40,761	2,217,606

ACCUMULATED DEPRECIATION
As of December 31, 2023	(2,468,018)	(14,884,515)	(244,866)	(801,776)	(18,399,175)
Addition	(8,516)	(14,774)	—	(2,010)	(25,300)
(Impairment) recovery	(247,991)	76,013	(32,936)	(17,957)	(222,871)
As of December 31, 2024	(2,724,525)	(14,823,276)	(277,802)	(821,743)	(18,647,346)
Addition	(2,260)	(220,400)	(31,702)	—	(254,362)
Sale of Mineral Ridge (Note 6)	2,248,543	14,576,870	226,202	780,982	17,832,597
As of December 31, 2025	(478,242)	(466,806)	(83,302)	(40,761)	(1,069,111)

Net book value as of December 31, 2024	354,200	4,079,380	—	—	4,433,580
Net book value as of December 31, 2025	9,040	1,012,647	126,808	—	1,148,495

During the year ended December 31, 2024, the Company recorded impairment/recovery of property, plant and equipment of $222,871 based on a valuation report completed in April 2025. The valuation is based on an orderly liquidation value of the assets. The orderly liquidation value is an opinion of the gross amount, expressed in terms of money, that typically could be realized from a liquidation sale, given a reasonable period of time to find a purchaser (or purchasers), with the seller being compelled to sell on an as-is where-is basis as of a specific date.

During the year ended December 31, 2025, the Company purchased $254,957 of equipment and vehicle, and sold equipment with a net book value of $Nil for gross proceeds of $79,750, and accordingly recorded a gain on sale of $79,750.

On August 25, 2025, the Company disposed Mineral Ridge (Note 6) which holds property, plant and equipment with a net book value of $3,285,680.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

9. Mineral properties

The Company’s mineral properties are broken down as follows:

	$	$	$	$
	Goldwedge	Mineral ridge	Northstar	Total
Balance as of December 31, 2023	1,160,301	—	—	1,160,301
Acquisition of Altus Gold (Note 5)	—	—	2,976,548	2,976,548
Exploration expenditure (see below)	1,371,883	—	16,658	1,388,541
Cash payments under option agreement	—	—	79,546	79,546
Shares issued pursuant to option agreement (Note 14)	—	—	701,213	701,213
Change of estimation of environmental rehabilitation liabilities (Note 13)	—	8,071,144	—	8,071,144
Write-off of mineral properties	—	(8,071,144)	(3,730,034)	(11,801,178)
Foreign exchange	—	—	(43,931)	(43,931)
Balance as of December 31, 2024	2,532,184	—	—	2,532,184
Land acquisition	58,466	—	—	58,466
Staking costs	146,159	—	—	146,159
Change of estimation of environmental rehabilitation liabilities (Note 13)	222,159	—	—	222,159
Exploration expenditure (see below)	6,148,391	—	—	6,148,391
Balance as of December 31, 2025	9,107,359	—	—	9,107,359

Goldwedge property and mill

In March 2021, the Company completed an acquisition of the Manhattan project located in Nye County, Nevada and situated adjacent and proximal to the Company’s Goldwedge property. In consideration, the Company paid $100,000 cash and issued 2,091,149 common shares valued at $199,062. The property is subject to a 2.0% net smelter returns royalty and certain reserved water rights.

During the year ended December 31, 2025, the Company reassessed the environmental rehabilitation liability and increased its estimation by $222,159. (Note 13)

During the year ended December 31, 2025 and 2024, the Company capitalized the following exploration expenditures on the Manhattan project:

	Year ended December 31, 2025	Year ended December 31, 2024
Exploration expenditure
Assay	$283,151	$152,517
Contractors and labour	469,966	656,585
Data	165,319	—
Drilling	3,667,971	—
Field and logic	663,973	266,467
Fuel	41,621	41,218
General and administration and supplies	446,803	255,096
Geological	163,790	—
Permits, licenses, property tax	245,797	—
Total	$6,148,391	$1,371,883

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

9. MINERAL PROPERTIES (continued)

Northstar property

The Company acquired the Northstar property in connection with Transaction discussed in Note 5.

Altus entered into a property option agreement (the “Northstar Agreement”) with Guardian Angel LLC and Silver Spartan LLC (collectively the “Northstar Optionors”), and Altus Capital Partners Inc. (the “Altus Capital”) granted an exclusive option to acquire a 90% undivided interest in unpatented lode mining claims located in Esmeralda County (the “Esmeralda Property”) and right of first offer to acquire the claims located in Esmeralda County, Nevada (the “ROFR Claims”).

Pursuant to the Northstar Agreement, the Company is required to make:

●	A total cash payment of $60,000, which was paid by Altus prior to the Transaction;

●	Cash payments in amounts equal to the gold price for 599.5 oz of gold;

●	Issue 12,000,000 common shares of Altus Gold or the Company of which 3,000,000 common shares were issued by Altus prior to the Transaction and 4,000,000 common shares were issued by the Company on April 10, 2024 (Note 14); and

●	Incur $1,900,000 in exploration expenditures on the project.

The agreement is subject to a 2% net smelter royalty to the Northstar Optionors.

The Company is default on cash payment under the option agreement. As a result, the option agreement was terminated and the Company wrote off the Northstar property as of December 31, 2024.

Mineral ridge property

The Company suspended mining operations of its Mineral Ridge mine in November 2017 as the Company had mined all of its economical mineral reserves based on gold pricing and heap leach recovery parameters. In December 2021, the Company determined that operating the heap leach pads was not economic and so ceased operations at Mineral Ridge.

During the year ended December 31, 2024, the Company reassessed the environmental rehabilitation liability and increased its estimation by $8,071,144. (Note 13)

On August 25, 2025, the Company disposed Mineral Ridge (Note 6).

10. Accounts payable and accrued liabilities

Accounts payable and accrued liabilities as of December 31, 2025 included a payable of $Nil (December 31, 2024 - $268,269 (CA$363,506)) due to Waterton Precious Metals Fund II Cayman, LP (“Waterton”) pursuant to the Termination, Redemption and Release Agreement entered between the Company and Waterton on March 4, 2019. During the year ended December 31, 2025, the Company fully settled the principal and interest by repaying $148,111 and issuing 2,149,174 shares with a value of $134,118 (Note 14).

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

11. LoanS payable

	December 31, 2025	December 31, 2024
	$	$
Balance, opening	1,014,918	1,456,107
Additions	—	992,790
Forgiven on Acquisition of Altus (Note 5)	—	(713,165)
Repayments – common shares issued (Note 14)	—	(16,396)
Repayments – cash	(547,917)	(519,101)
Gain on loan settlement	—	(2,892)
Effect of movements on exchange rates	40,600	(182,425)
Balance, closing	507,601	1,014,918

a) In October 2021, the Company entered into an unsecured non-interest-bearing credit facility agreement with certain directors of the Company. Pursuant to the agreement, the Company may draw advances up to $500,000. In February 2022, the Company amended its credit facility agreement (“2022 Credit Facility”) with certain directors of the Company to increase the facility from up to $500,000 to up to $750,000 and to extend the repayment date to December 31, 2022.

During the year ended December 31, 2024, the Company repaid $38,500 and issued 132,150 shares valued at $16,396 to one director to settle his $77,000 debts. A gain on loan settlement of $2,892 and a gain on foreign exchange of $19,212 were recorded in the consolidated statement of loss and comprehensive loss. As of December 31, 2025, the loan balance was $492,081 (December 31, 2024 - $468,576).

b) During the year ended December 31, 2023, the Company received a Bridge Loan of $736,828 (C$1,000,000) from Altus. On February 23, 2024, the Company acquired 100% of Altus (Note 5). In connection with the Transaction, the Bridge Loan balance of $736,828 was forgiven by Altus Gold, with no obligation or liability for the Company to convert the bridge loan into common shares of the Company.

c) On August 2, 2024, the Company entered into a short-term loan with an arm’s length third party for proceeds of C$1,150,000 at an interest rate of 5% per annum, due for repayment on December 31, 2024. The Company repaid C$400,000 in October 2024 and C$750,000 in April 2025. The accrued interest is waived. As of December 31, 2025, the loan balance was $Nil (December 31, 2024 - $520,787, C$750,000).

d) During the year ended December 31, 2023, the Company received a short-term non-interest-bearing loan from a former director of the Company for an amount of $38,646. The Company made partial payment. As of December 31, 2025, the loan balance was $15,520 (December 31, 2024 - $14,778).

e) During the year ended December 31, 2024, the Company received $10,763 from the CEO of the Company which was fully repaid during the year ended December 31, 2025.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

12. Convertible notes

December 31, 2024
$
Balance, opening	3,012,393
Interest	387,714
Settlement with share issuance	(1,601,989)
Foreign exchange	(405,713)
Gain on debt settlement	(1,392,405)
Balance, ending	—

On May 26, 2022 (the “2022 Closing Date”), the Company entered into two convertible debentures agreements (the “2022 Debentures”) which provides for a credit facility for up to a total of $2,450,000 (the “2022 Credit Facility”) until the maturity date of December 31, 2022 (the “2022 Maturity Date”) with companies owned by a director of the Company, and a former director of the Company (collectively the “Lenders”). The 2022 Debentures bear interest of 12.375% per annum compounding monthly. Using a risk-adjusted discount rate of 18%, the Company calculated and recorded the equity portion of the notes to be $72,630.

The 2022 Debentures were convertible into common shares at the option of the holder at any time prior to the 2022 Maturity Date at a conversion price of $0.54 per share (the “2022 Conversion Price”).

On July 16, 2024, the parties agreed to partial debt settlement through the issuance of shares of the Company, and to restructure the remaining balance owed. C$750,000 of the amount owed is to be repaid via the issuance of 5,000,000 common shares of the Company at a fair value of C$0.12 per share, subject to the approval of the TSXV.

On August 26, 2024, the parties agreed to settle the remaining amounts C$3,348,099 owed through the issuance of 13,950,411 common shares of the Company at a fair value of C$0.12 share, subject to the approval of the TSXV.

On September 11, 2024, TSXV approval of the debt settlement was received, and a total of 18,950,411 common shares were issued (Note 14).

The Company recorded the share issuance at C$0.12 per share, which is the market price of the share issuance date. The 18,950,411 shares were valued at $1,601,989. The Company also recorded a gain on the settlement of $1,392,405.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

13. Provision for environmental rehabilitation

The provision for environmental rehabilitation consists of mine closure, reclamation and retirement obligations for mine facilities and infrastructure. The Company has recorded the following provision for environmental rehabilitation.

	December 31, 2025	December 31, 2024
	$	$
Opening	14,155,881	5,804,374
Unwinding discount (Note 17)	402,875	242,495
Change in estimate (Note 9)	222,159	8,109,012
Disposal of Mineral Ridge (Note 6)	(14,111,226)	—
Ending	669,689	14,155,881

Current	—	—
Non-current	669,689	14,155,881
Ending	669,689	14,155,881

The total undiscounted amount of estimated cash flows required to settle the provision for environmental rehabilitation at Mineral Ridge is approximately $14,783,848 (December 31, 2024 – $14,783,848). As of August 25, 2025, the environmental rehabilitation obligation of $14,111,226 was discharged with the sales of Mineral Ridge (Note 6).

The total undiscounted amount of estimated cash flows required to settle the provisions for environmental rehabilitation at Goldwedge is approximately $890,126 (December 31, 2024 – $475,176). The present value of the obligation was determined using a weighted average discount rate of 4.4% (December 31, 2024 – 4.4%) and an average inflation rate of 2.0% (December 31, 2024 – 2.0%). The settlement of the obligations is estimated to occur through to 2033. All environmental rehabilitation obligations are intended to be funded from cash balances at the time of the rehabilitation and from reclamation bonds once related rehabilitation work has been approved by the relevant authorities and related funds returned to the Company (Note 7).

14. Share capital

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

At December 31, 2025, the Company had 281,440,144 common shares (December 31, 2024 – 130,833,244) issued and outstanding with a value of $87,127,627 (December 31, 2024 – $72,069,324).

During the year ended December 31, 2025

●	In April 2025, the Company completed a non-brokered private placement for a total of 88,375,000 shares at a price of C$0.08 for gross proceeds of $4,968,222 (C$7,070,000). The Company paid finders’ fees of $47,235 and issued a total of 2,864,850 non-transferable finders’ warrants valued at $65,750. Each finder’s warrant entitles the holder to purchase one common share at an exercise price of C$0.08 for a period of one year following the closing of the private placement.

●	On April 2, 2025, the Company issued 2,149,174 shares to a creditor at a value of C$0.09 per share to settle debts of $134,118.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

14. Share capital (continued)

During the year ended December 31, 2025 (continued)

●	On September 3, 2025, the Company completed a non-brokered private placement for a total of 32,000,000 shares at a price of C$0.25 for gross proceeds of $5,800,992 (C$8,000,000). The Company incurred finders’ fees of $65,261.

●	On October 30, 2025, the Company issued 900,000 shares pursuant to the vesting of 900,000 RSUs.

●	During the year ended December 31, 2025, the Company issued 27,182,726 shares pursuant to warrant exercise for a total proceed of $3,755,382 (C$4,836,972). The Company also transferred the fair value of the exercised warrants of $560,913 (C$763,211) from warrant reserves to share capital.

During the year ended December 31, 2024

●	On January 22, 2024 and February 23, 2024, the Company completed two tranches of a private placement for a total of 36,800,000 units at a price of C$0.15 for gross proceeds of $4,089,873 (C$5,520,000). Each units consisted of one common share and one share purchase warrants. Each share purchase warrants entitles its holder to purchase one additional common share at an exercise price of C$0.20 for a period of two years following the closing of the private placement.

The Company paid finders’ fees of $77,403 and issued a total of 613,226 non-transferable finders’ warrants valued at $46,224. Each finder’s warrant entitles the holder to purchase one common share at an exercise price of C$0.20 for a period of two years following the closing of the private placement.

●	On February 23, 2024, the Company issued 22,839,611 shares to acquire Altus (Note 5). The shares were valued at C$0.15 per share which is the price of the shares issued at the concurring private placement. The total value of the shares is $2,536,684 (C$3,425,942).

●	On June 6, 2024, 132,150 common shares were issued to settle a short term loan of $19,250 (C$26,430). The shares were valued at $0.17 per share which is the market price as of the issuance date. The total value of the shares is $16,396 (C$22,466).

●	On September 11, 2024, 18,950,411 common shares were issued to extinguish the convertible notes owed by the Company (Note 12). The shares were valued at $0.12 per share which is the market price as of the issuance date. The total value of the shares is $1,601,989 (C$2,274,049).

●	On October 3, 2024, the Company completed a private placement for a total of 20,858,666 shares at a price of C$0.12 for gross proceeds of $1,849,178 (C$2,503,040).

The Company paid finders’ fees of $7,677 and issued a total of 64,750 non-transferable finders’ warrants valued at $3,409. Each finder’s warrant entitles the holder to purchase one common share at an exercise price of C$0.12 for a period of one year following the closing of the private placement.

●	During the year ended December 31, 2024, the Company issued 615,000 shares pursuant to warrant exercise for a total proceed of $43,758 (C$61,500). The Company also transferred the fair value of the exercised warrants of $49,902 (C$70,128) from warrant reserves to share capital.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

14. Share capital (continued)

Warrant reserves

The changes in warrants during the years ended December 31, 2025 and 2024 are as follows:

	December 31, 2025		December 31, 2024
	Number outstanding	Weighted average exercise price (C$)	Number outstanding	Weighted average exercise price (C$)
Balance, opening	50,626,581	0.20	3,240,000	0.20
Issued in private placement units	—	—	36,800,000	0.20
Finders’ warrants	2,864,850	0.08	677,976	0.20
Issued for acquisition of Altus Gold (Note 5)	—	—	10,523,605	0.20
Exercised	(27,182,726)	0.19	(615,000)	0.10
Expired	(2,456,105)	0.25	—	—
Balance, closing	23,852,600	0.19	50,626,581	0.20

The fair value of the finders’ warrants issued in year ended December 31, 2025 was determined using the Black-Scholes option price modelling with the following assumptions:

Year ended December 31, 2025	Finder’s warrants

Average stock price (C$)	0.08
Average exercise price (C$)	0.08
Average risk-free interest rate (%)	2.44
Expected life (years)	1.00
Expected volatility (%)	105.99
Expected dividends (C$)	Nil

The fair value of the warrants issued in the year ended December 31, 2024 was determined using the Black-Scholes option price modelling with the following assumptions:

Year ended December 31, 2024	Finder’s warrants	Altus warrants

Average stock price (C$)	0.15	0.15
Average exercise price (C$)	0.19	0.25
Average risk-free interest rate (%)	4.16	4.28
Expected life (years)	1.90	2.07
Expected volatility (%)	150.66	149.15
Expected dividends (C$)	Nil	Nil

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

14. Share capital (continued)

Warrant reserves (continued)

The following summarizes information about warrants outstanding and exercisable at December 31, 2025:

Expiry date	Exercise price (C$)	Warrants outstanding and exercisable
January 22, 2026*	0.20	1,542,694
February 23, 2026*	0.20	15,117,256
March 1, 2026*	0.10	950,000
April 1, 2026*	0.08	2,620,150
April 22, 2026*	0.08	130,000
May 15, 2026*	0.25	250,000
May 29, 2026	0.25	582,500
October 30, 2026	0.25	10,000
December 13, 2026	0.25	2,650,000
		23,852,600
Weighted average exercise price (C$)		0.19
Weighted average remaining contractual life		0.25

* Subsequent to December 31, 2025, 387,300 warrants expired, 20,992,800 warrants exercised (Note 24 (1)).

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

14. Share capital (continued)

Equity incentive plan

The Company adopted an Equity Incentive Plan (the “Plan”) on May 20, 2024. Under the Plan, the Company can grant options, deferred share units, performance share units, restricted share units, securities for services, stock appreciation right, stock purchase plan, and other stock-based awards, which may be denominated or settled in shares, cash, or in other forms. The maximum number of shares available for issuance under the Plan shall not exceed 10% of the issued and outstanding shares from time to time when taken together with all other stock-based compensation arrangements of the Company.

Options

Under the Plan, the Company may, from time to time, grant options to directors, officers, employees and consultants. The term of the option grants is up to ten years. The vesting terms are at the discretion of the board of directors. The maximum number of common shares reserved for issue shall not exceed 10% of the total number of common shares issued and outstanding as at the grant date.

Restricted share units (“RSUs”)

RSUs may be granted to directors, officers and employees to acquire shares or the cash equivalent, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Performance share units (“PSUs”)

PSUs may be granted to directors, officers and employees to receive payment in shares or cash equivalent once such award is earned and has vested, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions shall be based upon the achievement of pre-established performance criteria over the performance period as well as continuing employment or engagement with the Company.

Stock options

The changes in options during the year ended December 31, 2025 and 2024 are as follows:

	December 31, 2025		December 31, 2024
	Number outstanding	Weighted average exercise price (C$)	Number outstanding	Weighted average exercise price (C$)
Balance, opening	9,178,892	0.19	1,100,003	0.70
Granted	10,150,000	0.27	8,300,000	0.14
Expired or cancelled	(1,650,551)	0.36	(221,111)	0.99
Balance, closing	17,678,341	0.22	9,178,892	0.19

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

14. Share capital (continued)

Stock options (continued)

On July 16, 2024, the Company issued 2,650,000 incentive stock options to directors, officers, and consultants of the Company. The options are exercisable at a price of C$0.15 per share with an expiry date of July 16, 2029, and vest on a quarterly basis over two years. The Company also issued 1,000,000 stock options at C$0.15 per share to an officer of the Company with an expiry date of July 16, 2030, and vest on an annual basis over five years. The fair value of the stock options granted was C$451,304. During the year ended December 31, 2025, $121,527 (C$183,592) (2024 - $136,201 (C$196,088)) was amortized and recorded in the consolidated statements of income or loss.

On October 28, 2024, the Company issued 4,300,000 incentive stock options to directors, officers, and consultants of the Company. The options are exercisable at a price of C$0.135 per share with an expiry date of October 28, 2028, and vest immediately. The fair value of the stock options granted was $362,915 (C$504,361) was recorded in the consolidated statements of income or loss during the year ended December 31, 2024.

On October 28, 2024, the Company issued 350,000 incentive stock options to directors, officers, and consultants of the Company. The options are exercisable at a price of C$0.15 per share with an expiry date of October 28, 2028, and vest on a quarterly basis over two years. The fair value of the stock options granted was C$40,514. During the year ended December 31, 2025, $18,946 (C$26,752) (2024 - $5,108 (C$7,355)) was amortized and recorded in the consolidated statements of income or loss.

On July 25, 2025, the Company issued 8,600,000 incentive stock options to directors, officers, employees and consultants of the Company. The options are exercisable at a price of C$0.25 per share with an expiry date of July 25, 2030, and vest 25% every six months over two years. The fair value of the stock options granted was C$1,993,386. During the year ended December 31, 2025, $656,003 (C$900,598) was amortized and recorded in the consolidated statements of income or loss.

On September 26, 2025, the Company issued 250,000 incentive stock options to a consultant of the Company. The options are exercisable at a price of C$0.405 per share with an expiry date of September 26, 2030, and vest on a quarterly basis over one year. The fair value of the stock options granted was C$93,876. During the year ended December 31, 2025, $36,710 (C$50,342) was amortized and recorded in the consolidated statements of income or loss.

On October 21, 2025, the Company issued 400,000 incentive stock options to a consultant of the Company. The options are exercisable at a price of C$0.35 per share with an expiry date of October 21, 2028, and vest on a quarterly basis over one year. The fair value of the stock options granted was C$121,555. During the year ended December 31, 2025, $35,820 (C$49,122)was amortized and recorded in the consolidated statements of income or loss.

On November 28, 2025, the Company issued 900,000 incentive stock options to two consultants of the Company. The options are exercisable at a price of C$0.38 per share with an expiry date of November 28, 2030, and vest on a 6-month basis over two year. The fair value of the stock options granted was C$325,986. During the year ended December 31, 2025, $28,446 (C$39,009) was amortized and recorded in the consolidated statements of income or loss.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

14. Share capital (continued)

Stock options (continued)

The fair value of the stock options granted was determined using the Black-Scholes option price modelling with the following assumptions:

	Year ended December 31, 2025	Year ended December 31, 2024

Average stock price (C$)	0.27	0.15
Average exercise price (C$)	0.27	0.14
Average risk-free interest rate (%)	2.97	3.16
Expected life (years)	4.92	4.44
Expected volatility (%)	161.09	125.75
Expected dividends (C$)	Nil	Nil

The following summarizes information about stock options outstanding and exercisable at December 31, 2025:

Expiry date	Exercise price (CA$)	Options outstanding	Options exercisable
November 10, 2027	0.41	278,341	278,341
July 16, 2029	0.15	1,600,000	1,000,000
July 16, 2030	0.15	1,000,000	200,000
October 21, 2028	0.35	400,000	—
October 28, 2028	0.135	4,300,000	4,300,000
October 28, 2028	0.15	350,000	175,000
July 25, 2030	0.25	8,600,000	—
September 26, 2030	0.405	250,000	62,500
November 28, 2030	0.38	900,000	—
		17,678,341	6,015,841
Weighted average exercise price (C$)		0.22	0.15
Weighted average remaining contractual life		3.95	2.98

Restricted share units (“RSUs”)

On October 30, 2024, the Company issued 900,000 RSUs to directors, officers, and consultants of the Company, with a value of $0.135 per RSU at the issuance date. On October 30, 2025, the Company issued 900,000 shares pursuant to the vesting of 900,000 RSUs. Accordingly, the Company transferred the fair value of $86,888 (C$125,000) from restricted share units to share capital.

On July 25, 2025, the Company issued 7,930,000 RSUs to directors, officers, and employees of the Company, with a value of $0.25 per RSU at the issuance date. 7,750,000 RSUs will be vested 25% at each anniversary until July 25, 2029, and 180,000 RSUs will be vested 1/3 at each anniversary until July 25, 2028. The recipients will receive 1,937,500 and 60,000 common shares of the Company at each anniversary respectively.

During the year ended December 31, 2025, $405,606 (C$558,441) (December 31, 2024 - $10,085 (C$14,523)) was amortized and recorded in the consolidated statements of income or loss.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

15. Care and maintenance

	For the years ended
	December 31, 2025	December 31, 2024
	$	$
Contractor	50,843	164,422
Fuel and reagents	7,605	36,075
Insurance	302,706	172,968
Labour	368,953	667,629
Maintenance	318,657	316,605
Mechanical parts	708	6,118
Permits and licenses	153,672	449,568
Supplies	60,648	—
Utilities	108,213	293,330
	1,372,005	2,106,715

16. General and administrative expenses

	For the years ended
	December 31, 2025	December 31, 2024
	$	$
Salaries and benefits (Note 18)	—	117,356
Consultants	801,743	428,683
Management fees (Note 18)	507,654	172,355
Insurance, office and miscellaneous	156,635	136,610
Investor relations	985,553	375,371
Rent	43,218	2,992
Professional fees (Note 18)	437,353	257,331
Transfer agent and filing fees	40,901	142,028
Travel	209,742	77,533
	3,182,799	1,710,259

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

17. Finance costs

	For the years ended
	December 31, 2025	December 31, 2024
	$	$
Interest on convertible notes (Note 12)	—	387,714
Unwinding of discount of provision for environmental rehabilitation (Note 13)	402,875	242,495
Others	—	14,153
	402,875	644,362

18. Related party transactions and balances

Compensation of key management personnel and directors

Key management includes members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, and the Corporate Secretary.

During the year ended December 31, 2025, compensation incurred to the key management are as follows:

●	Chief Executive Officer - $242,249 (2024 - $72,971)

●	Chief Financial Officer – $109,691 (2024 – $Nil);

●	Director, Executive Technical Director - $152,458 (2024 – $Nil);

●	Director, consulting fee - $30,062 (2024 - $Nil);

●	Former Chief Financial Officer – $3,256 (2024 – $50,623);

●	Former Chief Financial Officer – $Nil (2024– $48,759);

●	5,350,000 (2024 – 2,300,000) stock options and 7,750,000 (2024 – 250,000) restricted share units granted to directors and officers were valued at $2,325,043 (2024 - $224,774) at the grant date, of which $807,723 was recorded in the statement of loss and comprehensive loss during the year ended December 31, 2025 (December 31, 2024 - $105,353).

Amounts due to related parties

Included in trade and other payables as of December 31, 2025 is $20,673 (December 31, 2024 – $12,037) due to key management for director fees and the reimbursement of expenditures.

19. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information
	December 31, 2025	December 31, 2024
Change in provision for environmental rehabilitation	222,159	8,071,144
Fair value of finders’ warrants	65,750	49,632
Transfer of fair value of warrants exercised	560,913	49,902
Accounts payable included in mineral properties	1,159,401	377,569
Shares issued for restricted share units	86,888	—
Shares issued for loans	134,118	16,396
Shares issued for conversion of convertible notes	—	1,674,619
Shares issued to acquire Altus Gold	—	2,536,684
Warrants issued to acquire Altus Gold	—	811,168
Shares issued for mineral properties	—	701,213
Cash paid for income taxes	—	—
Cash paid for interest	—	—

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

20. Segmented information

The Company operates in one reportable segment being the exploration and evaluation of mineral properties. The Company’s non-current assets are located are as follows:

	December 31, 2025	Canada	United States
	$	$	$
Non-current assets
Reclamation deposits	1,134,836	—	1,134,836
Long-term receivable	58,337	58,337	—
Investments	764	764	—
Exploration advance	330,014	—	330,014
Property, plant and equipment	1,148,495	—	1,148,495
Mineral properties	9,107,359	—	9,107,359

	December 31, 2024	Canada	United States
	$	$	$
Non-current assets
Reclamation deposits	9,839,371	—	9,839,371
Investments	764	764	—
Property, plant and equipment	4,433,580	—	4,335,580
Mineral properties	2,532,184	—	2,532,184

21. Capital management

Capital is defined as equity attributable to shareholders’ equity. The Company’s objectives when managing its capital are to safeguard its ability to continue as a going concern and to maximize the value for its shareholders.

The Company’s activities have been primarily funded so far through cash flows from operating activities and equity and debt financing based on cash needs. The Company typically sells its shares by way of private placement.

The Company manages its capital structure and determines its capital requirements in light of the changing economic conditions and the risk characteristics of its assets. To reach its objectives, the Company may need to maintain or adjust its capital structure by issuing new share capital or new debt.

At this stage of its development, it is the Company’s policy to preserve cash to fund its operations and not to pay dividends.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

22. Financial instruments

Fair value

The carrying values of cash and equivalents, receivables, other receivables, reclamation deposits, bank overdrafts, accounts payable and accrued liabilities, and loans payable approximate their fair value due to their short-term nature. The fair value of the Company’s investments is recorded at fair value using Level 1 of the fair value hierarchy, respectively.

The Company’s financial instruments recorded at fair value require disclosure about how the fair value was determined based on significant levels of inputs described in the following hierarchy:

•	Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and value to provide pricing information on an ongoing basis.

•	Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the market place.

•	Level 3 - Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

Set out below are the Company’s financial assets and financial liabilities by category:

	December 31, 2025	FVTPL	Amortized costs	FVTOCI
	$	$	$	$
FINANCIAL ASSETS
ASSETS
Cash and equivalents	8,337,777	—	8,337,777	—
Receivables	139,811	—	139,811	—
Other receivable	1,680,485	—	1,680,485	—
Reclamation deposits	1,134,836	—	1,134,836	—
Long-term receivable	58,337	—	58,337	—
Investments	764	764	—	—
FINANCIAL LIABILITIES
LIABILITIES
Accounts payable and accrued liabilities	(1,697,289)	—	(1,697,289)	—
Loans payable	(507,601)	—	(507,601)	—

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

22. Financial instruments (continued)

Fair value (continued)

	December 31, 2024	FVTPL	Amortized costs	FVTOCI
	$	$	$	$
FINANCIAL ASSETS
ASSETS
Receivables	11,103	—	11,103	—
Reclamation deposits	9,839,371	—	9,839,371	—
Investments	764	764	—	—
FINANCIAL LIABILITIES
LIABILITIES
Bank overdraft	(5,042)	—	(5,042)	—
Accounts payable and accrued liabilities	(1,603,149)	—	(1,603,149)	—
Loans payable	(1,014,918)	—	(1,014,918)	—

Financial risk management

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is attributable to cash and equivalents, receivables, other receivable, and reclamation bonds. The credit risk on cash, as well as reclamation bonds is limited because the Company invests its cash and reclamation bonds in deposits with well capitalized financial institutions with strong credit ratings. The Company has no past due accounts and has not recorded a provision for doubtful accounts.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The Company’s current policy to manage liquidity risk is to keep cash in bank accounts.

The following table outlines the expected maturity of the Company’s significant financial liabilities into relevant maturity grouping based on the remaining period from the date of the statement of financial position to the contractual maturity date:

	Total	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years
	$	$	$	$	$
Accounts payable and accrued liabilities	1,697,289	1,697,289	—	—	—
Loans payable	507,601	507,601	—	—	—
	2,028,005	2,028,005	—	—	—

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

22. Financial instruments (continued)

Financial risk management (continued)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and price risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The 2022 Credit Facility is fixed at an interest rate of 12.375% per annum and accordingly is not subject to cash flow interest rate risk due to changes in the market rate of interest. The Company does not use financial derivatives to manage its exposure to interest rate risk.

Currency risk

The Company is exposed to currency risk to the extent that monetary assets and liabilities held by the Company are not denominated in US Dollars (“US$”). The Company has not entered into any foreign currency contracts to mitigate this risk. The Company’s financial assets and liabilities are held in US$ and Canadian Dollars (“CA”); therefore, CA$ accounts are subject to fluctuation against the US Dollars.

The Company had the following balances in foreign currency as at December 31, 2025:

	US$	CA$
Cash and equivalents	1,042,516	10,004,280
Receivables	—	191,728
Other receivable	1,680,485	—
Reclamation deposits	1,134,836	—
Investments	—	960
Accounts payable and accrued liabilities	(1,174,735)	(716,599)
Loans payable	—	(696,093)
	2,683,102	8,784,276
Rate to convert to $1.00 US$	1.00000	0.729214
Equivalent to US$	2,683,102	6,405,617

Based on the above net exposures as at December 31, 2025, and assuming that all other variables remain constant, a 10% appreciation or depreciation of the US$ against the CA$ would increase/decrease comprehensive loss by $640,562.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

23. Income taxes

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	December 31, 2025	December 31, 2024
	$	$
Income (Loss) for the year	3,105,915	(15,251,517)

Expected income tax (recovery)	839,000	(4,118,000)
Permanent differences	367,000	1,017,000
Impact of acquisition of Altus	—	(392,000)
Impact of sale of MRG	2,273,000	(392,000)
Change in statutory, foreign tax, foreign exchange rates, and other	(603,000)	1,165,000
Adjustment to prior years provision versus statutory tax returns	2,135,000	(242,000)
Change in unrecognized deductible temporary differences	(5,011,000)	2,570,000
Total income tax expense (recovery)	—	—

The Canadian income tax rate increased during the year due to changes in the law that increased corporate income tax rates in Canada/British Columbia.

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	December 31, 2025		December 31, 2024
	$	Expiry Range	$	Expiry Range
Temporary Differences
Mineral properties	1,824,000	No expiry date	5,943,000	No expiry date
Investment tax credits	13,000	2027	12,000	No expiry date
Property and equipment	—	No expiry date	786,000	No expiry date
Share issuance and financing costs	184,000	2046 – 2049	91,000	2042 – 2048
Provision for environmental rehabilitation	670,000	No expiry date	14,156,000	No expiry date
Interest deductions upon payment	7,229,000	No expiry date	7,229,000	No expiry date
Non-capital losses available for future period	55,979,000	2037 – 2045	62,063,000	2039 – 2044
Canada	8,310,000		6,719,000
USA	47,669,000		55,344,000

24. EVENTS SUBSEQUENT TO THE REPORTING PERIOD

1) Subsequent to the year ended December 31, 2025, the Company issued 20,992,800 shares pursuant to warrant exercise for a total proceed of $2,797,245 (C$3,824,542).

2) On January 16, 2026, the Company issued 6,465,000 incentive stock options to directors, officers, employees and consultants of the Company. The options are exercisable at a price of C$0.37 per share with an expiry date of January 16, 2031. 6,065,000 options vest 25% every six months over two years and 400,000 options vest 50% on May 16, 2026 and 50% on July 16, 2026.

Scorpio Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

(Expressed in United States Dollars)

24. EVENTS SUBSEQUENT TO THE REPORTING PERIOD (continued)

2) On March 31, 2026, the Company issued 200,000 incentive stock options to a consultant of the Company. The options are exercisable at a price of C$0.39 per share with an expiry date of March 31, 2031. The options vest 25% every three months over one year.

On April 10, 2026, the Company issued 1,700,000 incentive stock options to one employee and two consultants of the Company. The options are exercisable at a price of C$0.35 per share with an expiry date of April 10, 2031. The options vest 25% every six months over two years.

3) On January 14, 2026, the Company and Primus Resources L.C. (the “Optionor”) entered into a Property Option Agreement, according to which, the Company is granted the option to acquire 100% of thirty-two unpatented lode mining claims known as the Betty East Property, located in Nye County, Nevada (the “Property”), by making staged cash and share payments totaling $900,000, issuing 950,000 common shares of the Company, and incurring an aggregate of $1,000,000 in exploration expenditures on the Property over five years, as follows:

●	Pay $30,000 (paid) and issue 100,000 shares (issued) within five days following the later of the January 14, 2026 (the “Effective Date”) and January 22, 2026, the date on which the Company receives TSX Venture Exchange approval of the Agreement;

●	Pay $30,000 and issue 100,000 Shares on or before the 1st anniversary of the Effective Date;

●	Pay $30,000, issue 150,000 shares and incur $150,000 in exploration expenditures on or before the 2nd anniversary of the Effective Date;

●	Pay $50,000, issue 150,000 shares and incur $200,000 in exploration expenditures on or before the 3rd anniversary of the Effective Date;

●	Pay $50,000, issue 200,000 shares and incur $250,000 in exploration expenditures on or before the 4th anniversary of the Effective Date; and

●	Pay $710,000, issue 250,000 shares and incur $400,000 in exploration expenditures on or before the 5th anniversary of the Effective Date.

Upon the exercise of the Option, the Optionor will be granted a 2% net smelter returns royalty (the “NSR Royalty) on the Property, with the Company retaining the right to buy back one-half (1%) of the NSR Royalty by paying the Optionor an amount equal to the value of 500 ounces of .999 fine gold.

4) In February 2026, the Company’s wholly-owned subsidiary, Goldwedge, entered into an asset purchase agreement (the “Agreement”) with Manhattan Metals Corp. (“Manhattan Metals”) pursuant to which Goldwedge has agreed to sell the assets comprising its Manhattan Mill (the “Mill”) in Nye County, Nevada (the “Sale Transaction”).

The Manhattan Mill is a permitted mineral processing facility located on patented mining claims in the historic Manhattan mining district of Nye County, Nevada.

Pursuant to the Agreement, in exchange for C$750,000 in cash, Goldwedge has agreed to sell to Manhattan Metals the assets comprising the Mill. In connection with the sale, Manhattan Metals has been granted the right to relocate the Mill to a site of its choosing within 15 months of the closing of the Sale Transaction.

This Sale Transaction is an at arm’s length as William Sheriff, a director of the Company, is also a director of Manhattan Metals. However, this transaction is not considered as a related party transaction.